Prospect Capital Provides Debt and Equity for Acquisition of R-V Industries

NEW YORK, NY -- 06/29/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided debt and equity of approximately $19.5 million for the acquisition of R-V Industries, Inc. ("R-V"), located in Honey Brook, Pennsylvania.

Founded by Victor D. Dodd and Ronald L. Putt in 1974, R-V is a diversified engineering and manufacturing company. R-V designs and fabricates steel and other metal products for customers in a range of industries, including power generation, paper manufacturing, health sciences, petrochemicals, and food processing. Products manufactured by R-V are highly engineered and built to demanding specifications. R-V employs approximately 250 individuals in three facilities aggregating approximately 160,000 square feet in and around Honey Brook. R-V is led by Kirk Putt and Kevin Putt, who have been senior managers at the company for several years.

Prospect has invested both equity and debt, the latter secured by a second lien on receivables, machinery, and other assets of the company. Prospect has a controlling interest in R-V.

"Prospect has enabled the generational transfer of our company, and we look forward to continuing our growth with Prospect's backing," said Kirk Putt, CEO of R-V.

"The owners and managers of R-V have done an excellent job of building a successful business selling to customers across a diversified range of industries, and we are excited about R-V's prospects for future growth," said Bart J. de Bie, a Managing Director with Prospect Capital Management, LLC.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577